EXHIBIT 99.1





[ENTECH SOLAR, INC. LOGO]
   [GRAPHIC OMITED]
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FOR RELEASE ON MONDAY, 1/12 AT 8:01 A.M. ET

                  ENTECH SOLAR ANNOUNCES CHANGES TO THE BOARD

FORT WORTH, TX - January 12, 2009 - Entech Solar, formerly WorldWater & Solar Technologies, (OTC BB: WWAT.OB), a leader in concentrating solar energy systems, announced today that it has appointed David Gelbaum as Chairman of its Board of Directors. Mr. Gelbaum replaces Quentin Kelly, who resigned as an employee and director of the Company and director of the Company's subsidiary ENTECH, Inc., effective January 7, 2009. Mr. Kelly founded the Company in 1984.


"On behalf of Entech Solar, I would like to extend my sincere gratitude to Quentin Kelly for his service to the Company," said Mr. Gelbaum. "I am delighted to help lead Entech Solar in its new direction and toward continued growth." Mr. Gelbaum is a trustee of The Quercus Trust, one of North America's largest clean technology funds.


In conjunction with Mr. Gelbaum's appointment to Chairman of the Board, Joseph Bartlett, a corporate and securities lawyer, has been appointed as a Director of Entech Solar, and Hong Hou and Reuben Richards have resigned from the Board.


These changes follow the Company's announcement today that it has changed its name from WorldWater & Solar Technologies Corp. to Entech Solar, Inc., marking a new direction for the Company whose core business is now manufacturing and selling concentrating solar energy systems.
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ABOUT ENTECH SOLAR

Entech Solar is a leading provider of concentrating solar energy systems. Entech designs, manufactures and installs systems that provide both electricity and thermal energy for commercial and industrial applications. Entech uses its proprietary concentrating photovoltaic and thermal (CPVT) technology to deliver the ThermaVolt system, which produces cost-competitive distributed energy. For more information, please visit www.entechsolar.com.
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ENTECH SOLAR PRESS CONTACT:
Amy Copeman
(609)818-0700 ext. 58 or
acopeman@entechsolar.com
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ENTECH SOLAR INVESTOR RELATIONS CONTACT:
Chris Witty
(646) 438-9385
cwitty@darrowir.com
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